Exhibit 15.1

   April 20, 1999



   McMoRan Exploration Co.
   1615 Poydras St.
   New Orleans, LA 70112

   Gentlemen:

   We are aware that McMoRan Exploration Co. has incorporated by reference in its Registration Statements (File Nos. 333-61171, 333-67485, 333-67963 and 001-07791 and McMoRan Oil &
   Gas Co.'s Registration Statements File Nos. 33-82866, 33-80369, 33-80371, 333-44561 and 333-52469) its Form 10-Q for
   the quarter ended March 31, 1999, which includes our report dated April 20, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

   Very truly yours,

   /s/ Arthur Andersen LLP